Exhibit 10.2

ADDENDUM

This Addendum ("Addendum") is entered in to this 5th day of May 2011 ("Effective Date"), by and between WGM SERVICES LTD ("Win"), a corporation incorporated under the laws of Cyprus with its offices located at 48 Themistokli Dervi Avenue, Nicosia 1066, Cyprus; and VENICE TECHNOLOGIES LTD ("Venice"), a corporation incorporated under the laws of the state of Israel, with its offices located at Yonni Netanyahu 3, Or Yehuda, 60376.("Parties")

    WHEREAS, Win Venice entered in to an agreement on the 4th day of May, 2011 ("Agreement"), for the purchase of the Acquired Assets as described in article 1.a of the Agreement; and

    WHEREAS, the Parties wish to clarify and amend article 2.3 of the Agreement as set forth hereinafter.

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the Agreement between the Parties, the Parties agree as follows.

1.
All definitions in this Addendum shall have the same meaning as they would have in the Agreement. All mutual promises, and all of the representations, warranties, and covenants made and agreed upon in the Agreement shall apply in this Addendum, unless this Addendum specifically states otherwise.

2.	Notwithstanding the terms of the agreement, the Closing day will be June 5, 2011.

3.	On the Closing day Win agrees to purchase the Acquired Assets from Venice in consideration for the sum of US$ 625,000 that will be transferred to Venice, as follows:

(a)	Win will transfer the sum of US$ 500,000 by wire transfer to Venice's Israeli bank account.

(b)
The remaining sum of US$ 125,000 will be paid by Mr. Pini Gershon ("Pini") who will draw a personal check to be paid to Venice no later than September 1, 2011, with no limitations on the endorsement of the check. To avoid all doubt, Win will transfer the check to Venice on the Closing day.

4.
At the Closing, Win and Venice shall sign a Share Purchase Agreement, (the "SPA") whereby Venice shall be allotted shares with the aggregate value of US$ 125,000, at a price per share of US$ 0.08 (the "Shares"). The Shares shall serve as guarantee until redemption of Pini's check. Once the check has been redeemed, Venice shall transfer the Shares with no delay to Pini or to any other person as may be instructed by Pini. Notwithstanding the foregoing, Venice shall have the right to remain the owner of the Shares on condition of returning the check to Pini.

5.
Venice herby agrees to host the employees in its offices until June 12, 2011 with no additional consideration. However, all other costs that are connected with the operation of the site and the employment of the employees will be paid by Win commencing on June 1, 2011.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 5th day of May 2011.

By:/s/ Shimon Citron WGM SERVICES LTD Shimon Citron Position in Company: CEO	By: /s/ Shlomo Waldman /s/ Shlomo Unger VENICE TECHNOLOGIES LTD Shlomo Unger & Shlomo Waldman Position in Company: Managers